Exhibit 99.1
Beijing Continent Pharmaceuticals Co., Ltd.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$25,345	$23,464
Accounts and note receivables, net	14,093	17,136
Inventories, net	4,411	6,122
Prepaid assets	355	377
Other current assets	1,462	843
Total current assets:	45,666	47,942
Property and equipment, net	21,572	17,709
Intangible assets, net	222	297
Right-of-use assets	337	666
Land use rights, net	1,483	1,559
Deferred tax assets	4,533	3,931
Long-term certificates of deposit	21,545	7,394
Other assets, noncurrent	711	359
Total assets	$96,069	$79,857
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16	$122
Deferred revenue	1,108	894
Due to related parties	101	113
Accrued expenses and other current liabilities	7,103	8,513
Income tax payable	3,443	1,985
Operating lease liabilities	241	492
Total current liabilities	12,012	12,119
Operating lease liabilities, noncurrent	—	121
Deferred government grants	220	118
Other noncurrent liabilities	48	55
Total liabilities	$12,280	$12,413
Commitments and contingencies (Note 9)
Stockholders' equity:
Common stock, $0.14188 par value, 61,317,900 shares issued and outstanding at September 30, 2023 and December 31, 2022	8,700	8,700
Additional paid-in capital	48,054	48,054
Statutory reserve	4,753	4,753
Retained earnings	26,810	8,013
Accumulated other comprehensive loss	(4,528)	(2,076)
Total stockholders’ equity	83,789	67,444
Total liabilities and stockholders’ equity	$96,069	$79,857

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share and per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Revenues	$86,302	$77,404
Operating expenses:
Cost of revenue	3,386	3,623
Selling and marketing	44,695	39,035
Research and development	9,212	13,505
General and administrative	4,054	14,023
Total operating expenses	61,347	70,186
Income from operations	24,955	7,218
Other income (expense), net:
Interest income, net	718	553
Other income	1,013	110
Other expense	(1,688)	(764)
Income before income taxes	24,998	7,117
Provision for income taxes	(6,201)	(4,832)
Net income	$18,797	$2,285
Other comprehensive income (loss):
Foreign currency translation adjustments	(2,452)	(5,921)
Comprehensive income (loss)	$16,345	$(3,636)
Net income per share attributable to common stockholders:
Basic	$0.31	$0.04
Diluted	$0.27	$0.03
Weighted average shares used in calculating net income per share attributable to common stockholders:
Basic	61,317,900	61,317,900
Diluted	68,848,053	67,859,717

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Condensed Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Amount
Balances at December 31, 2022	61,317,900	$8,700	$48,054	$4,753	$8,013	$(2,076)	$67,444
Foreign currency translation adjustment	—	—	—	—	—	(2,452)	(2,452)
Net income	—	—	—	—	18,797	—	18,797
Balances as of September 30, 2023	61,317,900	$8,700	$48,054	$4,753	$26,810	$(4,528)	$83,789

	Common Stock		Additional Paid-in Capital	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balances at December 31, 2021	61,317,900	$8,700	$34,688	$2,524	$5,670	$2,852	$54,434
Appropriation of statutory reserve	—	—	—	1,920	(1,920)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(5,921)	(5,921)
Stock-based compensation	—	—	12,975	—	—	—	12,975
Net income	—	—	—	—	2,285	—	2,285
Balances as of September 30, 2022	61,317,900	$8,700	$47,663	$4,444	$6,035	$(3,069)	$63,773

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net income	$18,797	$2,285
Adjustments to reconcile net income to net cash used for operating activities:
Stock-based compensation	—	12,975
Depreciation and amortization	806	830
Noncash lease expense	316	288
Amortization of land use rights	30	31
Deferred income taxes, net	(737)	(660)
Bad debt expense and other non-cash items	(62)	49
Accrued interest on long-term certificates of deposit	(455)	(115)
Changes in operating assets and liabilities:
Accounts and note receivables	1,992	(7,350)
Inventories	1,563	(436)
Prepaid and other assets	12	(1,091)
Income tax payable	1,552	(382)
Accounts payable	(105)	(150)
Deferred revenue	247	—
Accrued expenses and other liabilities	(1,082)	706
Operating lease liabilities	(361)	(312)
Net cash provided by operating activities	22,513	6,668
Investing Activities
Acquisition of intangible assets	(68)	(34)
Purchase of certificates of deposit	(14,335)	(7,614)
Purchase of property and equipment	(6,193)	(3,069)
Proceeds from sale of equipment	497	—
Net cash used in investing activities	(20,099)	(10,717)
Effect of exchange rate changes on cash	(533)	(1,688)
Net (decrease) increase in cash	1,881	(5,737)
Cash at beginning of the period	23,464	26,083
Cash at end of period	$25,345	$20,346

Supplemental Disclosure of Non-Cash Investing Activities:
Purchase of property and equipment included in accounts payable	$387	$142
Right-of-use asset obtained in exchange for operating lease liabilities	$37	$58
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$5,385	$5,875

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Beijing Continent Pharmaceuticals Co., Ltd.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	Organization and Nature of Operations

Description of Business

Beijing Continent Pharmaceuticals Co., Ltd. (the “Company” or “BC”) is a commercial-stage biopharmaceutical company registered and established in the People's Republic of China (the “PRC”) in 2002. The Company is committed to the research and development of new drugs as well as manufacturing and commercialization of ETUARY (pirfenidone capsule) for the treatment of idiopathic pulmonary fibrosis and other pharmaceutical products. The registered office of the Company is located at 60 Shunkang Road, Shunyi District, Beijing, the PRC.

The immediate holding company of BC is BJContinent Pharmaceuticals Limited, a company incorporated under the laws of Hong Kong Special Administrative Region with limited liability (“BJC”). The intermediate holding company of BC is Continent Pharmaceuticals Inc., a Cayman Islands company limited by shares (“CPI”). The ultimate holding company of BC is GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Japan”). GNI Japan is a listed company on the Tokyo Stock Exchange since September 23, 2011.

Business Combination Agreement

On December 26, 2022, GNI Japan and certain of its subsidiaries (collectively, “GNI”) and some other minority stockholders of the Company entered into a Business Combination Agreement, as amended on March 29, 2023 and August 30, 2023 (the “Business Combination Agreement”) with Catalyst Biosciences, Inc. (“Catalyst”), a listed company on the Nasdaq Capital Market, whereas Catalyst will acquire an indirect controlling interest in the Company in exchange for newly issued shares of Catalyst common stock. On October 30, 2023, the transactions under the Business Combination Agreement were completed. See Note 13.

Liquidity

The Company had a net income of $18.8 million for the nine months ended September 30, 2023. As of September 30, 2023, the Company had cash of $25.3 million. Based on the Company’s current operating plan, management believes that existing cash, cash flows from operations, and access to capital markets will be sufficient to fund the Company’s operating activities and obligations for at least 12 months after these condensed consolidated financial statements are issued.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements include all accounts of the Company and its subsidiary. Intercompany accounts and transactions, if applicable, have been eliminated in consolidation. The Company's condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted.

Unaudited Interim Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of September 30, 2023, and the condensed consolidated statements of operations and comprehensive income (loss), statements of cash flows, statements of shareholders’ equity and related notes to condensed consolidated financial statements for the nine months ended September 30, 2023 and 2022 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the Company’s annual consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for the fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The financial data and the other financial information contained in these notes to the condensed consolidated financial statements related to the nine month periods is also unaudited. The results of operations for the nine months ended September 30, 2023, are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2022 included herein was derived from the audited financial statements as of that date. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2022.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, allowance for credit losses, reserves for excess or obsolete inventory, operating lease right-of-use assets and liabilities, accrued expenses, recognition of research and development expenses to the appropriate financial reporting period based on the progress of the research and development projects, income taxes, stock-based compensation, and useful lives of property and equipment and intangibles with definite lives. The Company considered the economic implications of the COVID-19 pandemic on its significant judgments and estimates. Accounting estimates and assumptions are inherently uncertain. The Company bases its estimates on various assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Significant Accounting Policies

There have been no significant changes to the accounting policies during the nine months ended September 30, 2023, as compared to the significant accounting policies described in Note 2 of the Notes to Consolidated Financial Statements in the Company’s audited consolidated financial statements for the year ended December 31, 2022.

Risks and Uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from larger and established companies, uncertainty of clinical results, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

Concentration of Credit Risk
In May 2015, a new Deposit Insurance System (“DIS”) managed by the People’s Bank of China was implemented by the Chinese government. Deposits in the licensed banks in mainland China are protected by DIS, up to a limit of Chinese Renminbi (“RMB”) 500,000. The Company maintains cash and deposits in excess of the amount protected by DIS and in the event of bankruptcy of one of these financial institutions, the Company may be unable to claim its deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the creditworthiness of these financial institutions. As of September 30, 2023 and December 31, 2022, the Company had cash of $25.3 million and $23.5 million and long-term certificates of deposit of $21.5 million and $7.4 million, respectively.

Accounts receivable are typically unsecured and are derived from product sales. The Company manages credit risk related to the accounts receivable through ongoing monitoring of outstanding balances and limiting the amount of credit extended based upon payment history and creditworthiness. Historically, the Company has collected receivables from customers within the credit terms with no significant credit losses incurred.

Concentration of Customer Risk
For the nine months ended September 30, 2023 and 2022, the Company had one customer accounted for approximately 51.1% and 53.4%, of accounts receivable, respectively. For the nine months ended September 30, 2023, there were three customers accounted for approximately 50.6%, 13.5%, and 11.0% of total revenue. For the nine months ended September 30, 2022, there were three customers accounted for approximately 49.3%, 11.5%, and 10.8% of total revenue. All customers are located in mainland China.

Accounts and Note Receivables, Net

The Company recognizes a receivable when it has an unconditional right to payment, which represents the amount the Company expects to collect in a transaction. The Company’s trading terms with its customers are mainly on credit, and the credit period is usually within 3 months. Accounts and note receivables are recorded at net realizable value. The allowance for credit losses is determined by management’s best estimate of expected credit losses of the receivables based on historical data, current information, and future economic forecasts. Receivables are grouped into asset pools based on delinquency status and customer type, with fixed reserve percentages set for each pool. The reserve percentages are determined by considering factors such as historical experience with customers, regulatory and legal environments, and other relevant current and future macroeconomic factors.

Accounts and note receivables, net, consisted of the following at the dates indicated (in thousands):

	September 30,	December 31,
	2023	2022
Accounts receivable	$13,929	$15,738
Note receivable	224	1,522
Allowance for credit losses	(60)	(124)
Accounts and note receivables, net	$14,093	$17,136

Revenue Recognition

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers, whereby revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. A five-step model is used to achieve the core principle: (1) identify the customer contract, (2) identify the contract’s performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when or as a performance obligation is satisfied. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

(a)	Sale of Pharmaceutical Products

The Company mainly sells its pharmaceutical products to distributors in mainland China, who ultimately sell the products to hospitals, other medical institutions and pharmacies. Revenue from the sale of pharmaceutical products is recognized at the point in time when control of the product is transferred to the customer, generally upon completion of quality inspection by the distributor after delivery of the pharmaceutical products.

The Company records revenue for product sales, net of estimated product returns. Customers have limited return rights related only to the product damage or defect identified upon delivery of the product. The Company estimates the amount of product sales that may be returned and records the estimate as a reduction of revenue and a refund liability in the period the related product revenue is recognized. To date, actual returns have not differed materially from the Company’s estimates.

Rebates are offered to distributors, consistent with pharmaceutical industry practices. The estimated amounts of unpaid or unbilled rebates are recorded as a reduction of revenue, if any. Estimated rebates are determined based on contracted rates and sales volumes and, to a lesser extent, distributor inventories. The Company regularly reviews the information related to these estimates and adjusts the amounts accordingly. The Company uses the expected value method to estimate the amount of consideration to which it will be entitled.

The requirements on constraining estimates of variable consideration, i.e., when it is probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved, are applied and the expected future rebates are deducted from the trade receivables from the customers.

The Company has applied the practical expedients under ASC 606 with regard to assessment of financing component and concluded that there is no significant financing component given that the period between delivery of goods and payment is generally one year or less.

(b)	License of Intellectual Property

Revenue from a license agreement is recognized at a point in time when the control of the right to use the license is transferred to the customer.

Development or regulatory milestone payments, which are included in the transaction price to the extent that it is probable that a significant reversal of accumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. Milestone payments that are not within the control of the Company, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluate the probability of achievement of any milestones, and if necessary, adjust its estimated transaction price on a cumulative catch-up basis.

The Company did not recognize any contract assets as of September 30, 2023 and December 31, 2022.

Foreign Currency Translation and Remeasurement

The functional currency of BC is Renminbi (“RMB”). Translations of balances in the condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of stockholders’ equity and condensed consolidated statements of cash flows from RMB into the US$ as of and for the nine months ended September 30, 2023 and 2022 are solely for the convenience of the readers.

Assets and liabilities are translated at foreign exchange rates on the balance sheet date. Equity amounts are translated at historical exchange rates. Revenue and expenses are translated at the average foreign exchange rates. The effects of these translation adjustments are reported within accumulated other comprehensive income in the condensed consolidated balance sheets and condensed consolidated statements of stockholders’ equity, with the translation gain (loss) shown as a separate component of other comprehensive income (loss) in the accompanying condensed consolidated statements of operations and comprehensive income (loss). During the nine months ended September 30, 2023, the Company had translation loss of $2.5 million. During the nine months ended September 30, 2022, the Company had translation loss of $5.9 million.

Foreign currency gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included within other income (expense), net in the condensed consolidated statements of operations and comprehensive income (loss). The foreign currency transaction gains or losses for the nine months ended September 30, 2023 and 2022 were immaterial.

Foreign Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. 100% of the Company’s cash and long-term certificates of deposit as of September 30, 2023, in aggregate amounts of ¥182.0 million and ¥154.7 million, respectively, were denominated in RMB. 100% of the Company’s cash of ¥163.4 million and ¥51.5 million as of December 31, 2022 was denominated in RMB.

3.	Balance Sheet Components

Inventories, net

Inventories, net of reserves of $45,000 and $9,000 as of September 30, 2023 and December 31, 2022, respectively, consisted of the following components (in thousands):

	September 30,	December 31,
	2023	2022
Raw materials	$844	$1,056
Work in progress	1,275	3,667
Finished goods	2,292	1,399
Inventories, net	$4,411	$6,122

The provision for inventory and write-downs for the nine months ended September 30, 2023 and 2022 were immaterial.

Accrued expenses and other current liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accrued payroll and welfare	$4,174	$5,038
Accrued expenses - selling expenses	1,944	13
Supplier reimbursement	651	2,474
Accrued expenses - research and development	270	158
Employee reimbursement	10	646
Deferred government grants	—	22
Other accrued liabilities	54	162
Accrued expenses and other current liabilities	$7,103	$8,513

Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	September 30,	December 31,
	2023	2022
Buildings	$10,121	$10,837
Construction in progress	9,996	4,851
Machinery and electronic devices	4,860	4,880
Furniture and fixtures	593	631
Leasehold improvement	—	334
Motor vehicles	183	174
Property and equipment, gross	25,753	21,707
Less: Accumulated depreciation	(4,181)	(3,998)
Property and equipment, net	$21,572	$17,709

Depreciation expense was $0.7 million for each of the nine months ended September 30, 2023 and 2022, respectively.

4.	Intangible Assets

The gross carrying amounts and accumulated amortization of the Company’s intangible assets with determinable lives as of September 30, 2023 and December 31, 2022 were as follows (in thousands):

	September 30, 2023
	Gross carrying amount	Accumulated amortization	Intangibles assets, net
Intangible assets with finite lives:
Patents	$1,451	$(1,440)	$11
Technological know-how	425	(282)	143
Computer software	169	(101)	68
Total intangible assets with finite lives	$2,045	$(1,823)	$222

	December 31, 2022
	Gross carrying amount	Accumulated amortization	Intangibles assets, net
Intangible assets with finite lives:
Patents	$1,496	$(1,372)	$124
Technological know-how	438	(277)	161
Computer software	104	(92)	12
Total intangible assets	$2,038	$(1,741)	$297

Intangible assets are carried at cost less accumulated amortization and impairment, if applicable, and the amortization expense is recorded in operating expenses. The weighted average amortization period for the intangible assets as of September 30, 2023 is 5.0 years.

Amortization expense was $0.1 million for each of the nine months ended September 30, 2023, and 2022, respectively. Based on finite-lived intangible assets recorded as of September 30, 2023, the estimated future amortization expense for the next five years is as follows (in thousands):

Estimated Amortization Expense
Remainder of 2023	$19
2024	34
2025	34
2026	34
2027	33
Thereafter	68
Total	$222

5.	Revenue

The Company’s product revenues were mainly generated from the sale of ETUARY (pirfenidone capsule). Sales of ETUARY accounted for 98.9% and 98.4% of total revenue for the nine months ended on September 30, 2023 and 2022, respectively.

Sales of Pharmaceutical Products

The Company generates revenue mostly through sales of ETUARY and certain generic drugs. The distributors were Company’s direct customers, and sales to distributors accounted for 100% of revenue from ETUARY. The distributors sell ETUARY to the outlets, including hospitals and other medical institutions as well as pharmacies.

Product returns to date have not been significant and the Company has not considered it necessary to record a reserve for product returns. The Company’s product revenues were recognized at a point in time when the underlying product was delivered to the customer, which was when the customer obtained control of the product. Revenue from sales of pharmaceutical products was $86.3 million and $77.4 million for the nine months ended September 30, 2023 and 2022, respectively. All sales are generated in mainland China.

License of Intellectual Property

Revenue from licensing intellectual property is recognized when the control of the right to use of the license is transferred to the customer. Milestone payments, which are included in the transaction price to the extent that it is highly probable that a significant reversal of accumulative revenue recognized will not occur, represent a form of variable consideration, which is recognized as revenue when the uncertainty associated with the variable consideration is subsequently resolved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered highly probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. Milestone payments that are not within the control of the Company, such as regulatory approvals, are not considered highly probable of being achieved until those approvals are received.

The Company recognized nil licensing of intellectual property for the nine months ended September 30, 2023 and 2022.

6.	Stockholders’ Equity

Restricted Net Assets

Under PRC laws and regulations, BC is subject to restrictions on foreign exchange and cross-border cash transfers, including to parent companies and U.S. shareholders. The ability to distribute earnings to the parent companies and U.S. shareholders is also limited. Current PRC regulations permit BC to pay dividends to BJC only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. Amounts restricted include paid-in capital and the statutory reserves of BC. The aggregate amounts of restricted capital and statutory reserves, which represented the amount of net assets of the relevant subsidiaries not available for distribution were $61.5 million as of both September 30, 2023 and December 31, 2022.

Statutory Reserve

BC is required to set aside at least 10% of its after-tax profits as the statutory reserve fund until the cumulative amount of the statutory reserve fund reaches 50% or more of its registered capital, if any, to fund its statutory reserves, which are not available for distribution as cash dividends. At the Company’s discretion, the Company may allocate a portion of after-tax profits based on PRC accounting standards to a discretionary reserve fund.

Appropriations to these reserves by BC were nil and $1.9 million for the nine months ended September 30, 2023 and 2022, respectively.

7.	Stock-Based Compensation

BC 2021 Stock Incentive Plan

In February 2021, the board of directors of the Company approved the 2021 Stock Incentive Plan (the “2021 Plan”) to grant options to certain employees and consultants of BC. Pursuant to the 2021 Plan, the Company was authorized to issue a maximum aggregate of 9,197,685 shares of common stock of the Company.

The Company granted no options during the nine months ended September 30, 2023 and 2022.

The Company recognized stock-based compensation of nil and $13.0 million for the nine months ended September 30, 2023 and 2022, respectively.

The following summarizes activity related to the Company’s stock options for the nine months ended September 30, 2023:

	Outstanding Stock Options	Weighted average exercise price per share	Weighted-average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	9,195,130	$1.41	5.1	$12,667
Forfeited	(10,220)	$1.40
Outstanding at September 30, 2023	9,184,910	$1.36	4.1	$12,274

All outstanding options were vested and exercisable as of September 30, 2023.

The compensation cost that has been included in the Company’s condensed consolidated statements of operations for all stock-based compensation arrangements is detailed as follows (in thousands):

	Nine Months Ended September 30,
	2023	2022
Cost of revenue	$—	$242
Selling and marketing	—	1,595
Research and development	—	2,234
General and administrative	—	8,904
Total	$—	$12,975

As of September 30, 2023, there were no unrecognized compensation costs related to unvested options.

8.	Leases

Operating leases
The Company’s corporate headquarters, a 968 square meter office space, is situated in Beijing, China, with a lease expiring in June 2024. Additionally, a laboratory center spanning approximately 640 square meters is leased in Shanghai, China, with the lease set to expire in November 2023. In 2022, the Company secured a new lease for an office space of approximately 180 square meters in Zhengzhou, China.

The Company also has multiple short-term leased properties used as offices and employee dormitories. The Company recorded a total of $57,000 and $37,000 short-term rent expenses during the nine months ended September 30, 2023 and 2022, respectively.

As of September 30, 2023, the Company recorded an aggregate ROU asset of $0.3 million and an aggregate lease liability of $0.2 million in the accompanying condensed consolidated balance sheets.

Rent expense related to operating leases was $0.4 million for each of the nine months ended September 30, 2023 and 2022, respectively. Variable lease payments for the nine months ended September 30, 2023 and 2022 were immaterial.

Supplemental quantitative information related to leases includes the following:

	Nine Months Ended September 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities (in thousands):
Operating cash flows from operating lease	$310	$394

	September 30,	December 31,
	2023	2022
Weighted-average remaining lease term	0.8 years	1.5 years
Weighted-average discount rate	4.75%	4.75%

As of September 30, 2023, undiscounted future minimum payments under the Company’s operating leases were as follows (in thousands):

Remainder of 2023	$114
2024	131
Thereafter	—
Total undiscounted lease payments	245
Less: imputed interest	(4)
Total lease liabilities	241
Less current portion of lease liabilities	(241)
Lease liabilities, net of current portion	$—

The Company is required to maintain security deposits of $0.1 million in connection with various leases, which amounts are included in other assets, noncurrent on the Company's condensed consolidated balance sheets.

Land use rights
As of September 30, 2023, the Company held land use rights for two land parcels in Beijing’s Shunyi District, expiring in 2053, and in Cangzhou, Hebei Province, expiring from 2067 to 2071. These parcels, with a combined area of approximately 66,559 square meters, are utilized as manufacturing facilities. As of September 30, 2023, the aggregate recorded land use rights, net asset for these parcels was $1.5 million.

9.	Commitments and Contingencies

Litigation and Legal Matters

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s condensed consolidated financial statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its condensed consolidated financial statements.

Purchasing Commitments

Property and Equipment
The Company’s commitments related to purchase of property and equipment contracted but not yet reflected in the condensed consolidated financial statements were $3.4 million as of September 30, 2023 and were expected to be incurred within one year.

F351
In September 2020, BC entered into an intellectual property (the “IP”) transfer agreement (the “F351 Transfer Agreement”) with GNI Japan and certain of its wholly owned subsidiaries, or GNI. According to the F351 Transfer Agreement, BC acquired the exclusive right to use Hydronidone (the “F351”) IP rights in mainland China and the right of first offer for the global IP rights.

Under the F351 Transfer Agreement, in exchange for the IP rights, BC is obligated to pay GNI $4.8 million upon submission of the F351 New Drug Application (the “NDA”) to Center for Drug Evaluation of the National Medical Products Administration (the “NMPA”) of China, $1.2 million after the NDA passes the NMPA’s Center for Food and Drug Review and Inspection’s on-site registration inspection for the F351 product, and $7.2 million upon NMPA’s approval of the NDA.

Research and Development Programs
In addition to the F351 program, as of September 30, 2023, the Company has committed to allocate $9.3 million toward future research and development activities for various programs.

Indemnifications

In the normal course of business, the Company enters into agreements that indemnify others for certain liabilities that may arise in connection with a transaction or certain events and activities. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, the Company may be required to reimburse the loss. These indemnifications are generally subject to various restrictions and limitations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations.

10.	Related Party Transactions

As of September 30, 2023, the Company had a $0.1 million payable to GNI.

11.	Earnings Per Share

The following table sets forth the reconciliation of basic and diluted earnings per share for the nine months ended September 30, 2023 and 2022 (in thousands except share and per share data):

	Nine Months Ended September 30,
	2023	2022
Numerator:
Net income attributable to common stockholders, basic and diluted	$18,797	$2,285
Denominator:
Weighted average basic common shares outstanding	61,317,900	61,317,900
Effect of dilutive common stock options	7,530,153	6,541,817
Weighted average diluted common shares outstanding	68,848,053	67,859,717

Net income per common share:
Basic	$0.31	$0.04
Diluted	$0.27	$0.03

12.	Employee Benefit Plans

Mainland China Contribution Plan

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The contributions are charged to profit or loss as they become payable. The total contributions for such employee benefits were $3.2 million and $2.7 million for the nine months ended September 30, 2023 and 2022, respectively.

13.	Subsequent Events

On October 30, 2023, GNI and Catalyst completed the transactions under the Business Combination Agreement (the “Closing”), as discussed in Note 1. Immediately prior to the Closing, Catalyst effected a 1-for-15 reverse stock split and changed its name to “Gyre Therapeutics, Inc.” (“Gyre”). Pursuant to the Business Combination Agreement and after giving effect to the 1-for-15 reverse stock split, i) GNI contributed 100% of the equity ownership in CPI, direct and indirect, in exchange for 63,588,119 shares of Gyre common stock (the “GNI Contributions”) and ii) each minority holder contributed 100% of the interest he or she held in the Company in exchange for an aggregate of 10,463,627 shares of Gyre common stock (the “Minority Holder Contributions”). On October 31, 2023, Gyre common stock commenced trading on the Nasdaq Capital Market, on a post-reverse stock split adjusted basis, under the new ticker symbol “GYRE”.

As a result of the GNI Contributions, prior to the Minority Holder Contributions, Gyre holds a 55.97% indirect interest in the Company. Upon completion of the Minority Holder Contributions, Gyre obtained additional indirect interests in BC and holds, in aggregate, a 65.18 % indirect interest in the Company. As a result, the Company became a majority-owned subsidiary of Gyre.

Upon the Closing, BC terminated the 2021 Plan and the options outstanding (the “BC options”) under the 2021 Plan were terminated and replaced with options granted under the Gyre 2023 Omnibus Incentive Plan that are substantially similar in all material respects to the BC Options previously outstanding under the 2021 Plan.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Beijing Continent Pharmaceuticals Co., Ltd.

Opinion
We have audited the consolidated financial statements of Beijing Continent Pharmaceuticals Co., Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ GRANT THORNTON ZHITONG CERTIFIED PUBLIC ACCOUNTANTS LLP
Beijing, China
January 9, 2024

Beijing Continent Pharmaceuticals Co., Ltd.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$23,464	$26,083
Accounts and note receivables, net	17,136	10,436
Inventories, net	6,122	5,718
Prepaid assets	377	1,878
Other current assets	843	726
Total current assets:	47,942	44,841
Property and equipment, net	17,709	14,469
Intangible assets, net	297	504
Right-of-use assets	666	1,153
Land use rights, net	1,559	1,747
Deferred tax assets	3,931	3,504
Long-term certificates of deposit	7,394	—
Other assets, noncurrent	359	147
Total assets	$79,857	$66,365
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$122	$251
Deferred revenue	894	983
Due to related parties	113	107
Accrued expenses and other current liabilities	8,513	6,698
Income tax payable	1,985	2,557
Operating lease liabilities	492	495
Total current liabilities	12,119	11,091
Operating lease liabilities, noncurrent	121	627
Deferred government grants	118	153
Other noncurrent liabilities	55	60
Total liabilities	$12,413	$11,931
Commitments and contingencies (Note 9)
Stockholders' equity:
Common stock, $0.14188 par value, 61,317,900 shares issued and outstanding at December 31, 2022 and 2021	8,700	8,700
Additional paid-in capital	48,054	34,688
Statutory reserve	4,753	2,524
Retained earnings	8,013	5,670
Accumulated other comprehensive (loss) income	(2,076)	2,852
Total stockholders’ equity	67,444	54,434
Total liabilities and stockholders’ equity	$79,857	$66,365

The accompanying notes are an integral part of these consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenues	$102,290	$88,417
Operating expenses:
Cost of revenue	4,793	4,035
Selling and marketing	54,237	44,187
Research and development	16,686	14,229
General and administrative	17,239	4,274
Total operating expenses	92,955	66,725
Income from operations	9,335	21,692
Other income (expense), net:
Interest income, net	726	323
Other income	857	481
Other expense	(1,158)	(1,043)
Income before income taxes	9,760	21,453
Provision for income taxes	(5,188)	(5,248)
Net income	$4,572	$16,205
Other comprehensive income (loss):
Foreign currency translation adjustments	(4,928)	994
Comprehensive (loss) income	$(356)	$17,199
Net income per share attributable to common stockholders:
Basic	$0.07	$0.26
Diluted	$0.07	$0.24
Weighted average shares used in calculating net income per share attributable to common stockholders:
Basic	61,317,900	61,317,900
Diluted	67,847,554	66,711,207

The accompanying notes are an integral part of these consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Statutory Reserve	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balances at December 31, 2020	61,317,900	$8,700	$34,060	$234	$(8,245)	$1,858	$36,607
Appropriation of statutory reserve	—	—	—	2,290	(2,290)	—	—
Foreign currency translation adjustment	—	—	—	—	—	994	994
Stock-based compensation	—	—	628	—	—	—	628
Net income	—	—	—	—	16,205	—	16,205
Balances at December 31, 2021	61,317,900	8,700	34,688	2,524	5,670	2,852	54,434
Appropriation of statutory reserve	—	—	—	2,229	(2,229)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(4,928)	(4,928)
Stock-based compensation	—	—	13,366	—	—	—	13,366
Net income	—	—	—	—	4,572	—	4,572
Balances as of December 31, 2022	61,317,900	$8,700	$48,054	$4,753	$8,013	$(2,076)	$67,444

The accompanying notes are an integral part of these consolidated financial statements.

Beijing Continent Pharmaceuticals Co., Ltd.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2022	2021
Operating Activities
Net income	$4,572	$16,205
Adjustments to reconcile net income to net cash used for operating activities:
Stock-based compensation	13,366	628
Depreciation and amortization	1,087	1,098
Noncash lease expense	404	450
Amortization of land use rights	42	43
Deferred income taxes, net	(749)	(997)
Bad debt expense and other non-cash items	26	94
Accrued interest on long-term certificates of deposit and structured deposit	(178)	(237)
Changes in operating assets and liabilities:
Accounts and note receivables	(7,920)	(1,933)
Inventories	(879)	(2,397)
Prepaid and other assets	973	(1,053)
Income tax payable	(368)	1,238
Accounts payable	(112)	(34)
Accrued expenses and other liabilities	1,906	129
Operating lease liabilities	(429)	(434)
Net cash provided by operating activities	11,741	12,800
Investing Activities
Proceeds from maturities of structured deposits	—	237
Acquisition of intangible assets	(13)	—
Purchase of certificates of deposit	(7,484)	—
Purchase of property and equipment	(4,985)	(1,120)
Net cash used in investing activities	(12,482)	(883)
Financing Activities
Repayments of long-term debt	—	(6,185)
Net cash used in financing activities	—	(6,185)
Effect of exchange rate changes on cash	(1,878)	471
Net (decrease) increase in cash	(2,619)	6,203
Cash at beginning of the period	26,083	19,880
Cash at end of period	$23,464	$26,083

Supplemental Disclosure of Non-Cash Investing Activities:
Purchase of property and equipment included in accounts payable	$727	$216
Right-of-use asset obtained in exchange for operating lease liabilities	$57	$—
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$6,306	$5,007
Cash paid for interest	$—	$54

The accompanying notes are an integral part of these consolidated financial statements

Beijing Continent Pharmaceuticals Co., Ltd.
Notes to the Consolidated Financial Statements

1.	Organization and Nature of Operations

Description of Business

Beijing Continent Pharmaceuticals Co., Ltd. (the “Company” or “BC”) is a commercial-stage biopharmaceutical company registered and established in the People's Republic of China (the “PRC”) in 2002. The Company is committed to the research and development of new drugs as well as manufacturing and commercialization of ETUARY (pirfenidone capsule) for the treatment of idiopathic pulmonary fibrosis and other pharmaceutical products. The registered office of the Company is located at 60 Shunkang Road, Shunyi District, Beijing, the PRC.

The immediate holding company of BC is BJContinent Pharmaceuticals Limited, a company incorporated under the laws of Hong Kong Special Administrative Region with limited liability (“BJC”). The intermediate holding company of BC is Continent Pharmaceuticals Inc., a Cayman Islands company limited by shares (“CPI”). The ultimate holding company of BC is GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Japan”). GNI Japan is a listed company on the Tokyo Stock Exchange since September 23, 2011.

Business Combination Agreement

On December 26, 2022, GNI Japan and certain of its subsidiaries (collectively, “GNI”) and some other minority stockholders of the Company entered into a Business Combination Agreement, as amended on March 29, 2023 and August 30, 2023 (the “Business Combination Agreement”) with Catalyst Biosciences, Inc. (“Catalyst”), a listed company on the Nasdaq Capital Market, whereas Catalyst will acquire an indirect controlling interest in the Company in exchange for newly issued shares of Catalyst common stock. On October 30, 2023, the transactions under the Business Combination Agreement were completed. See Note 14.

Liquidity

The Company had a net income of $4.6 million for the year ended December 31, 2022. As of December 31, 2022, the Company had cash of $23.5 million. Based on the Company’s current operating plan, management believes that existing cash, cash flows from operations, and access to capital markets will be sufficient to fund the Company’s operating activities and obligations for at least 12 months after these consolidated financial statements are issued.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Company and its subsidiary. Intercompany accounts and transactions, if applicable, have been eliminated in consolidation. The Company's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, allowance for credit losses, reserves for excess or obsolete inventory, operating lease right-of-use assets and liabilities, accrued expenses, recognition of research and development expenses to the appropriate financial reporting period based on the progress of the research and development projects, income taxes, stock-based compensation, and useful lives of property and equipment and intangibles with definite lives. The Company considered the economic implications of the COVID-19 pandemic on its significant judgments and estimates. Accounting estimates and assumptions are inherently uncertain. The Company bases its estimates on various assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates in a single operating segment and has one reportable segment.

Risks and Uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from larger and established companies, uncertainty of clinical results, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

Concentration of Credit Risk
In May 2015, a new Deposit Insurance System (“DIS”) managed by the People’s Bank of China was implemented by the Chinese government. Deposits in the licensed banks in mainland China are protected by DIS, up to a limit of Chinese Renminbi (“RMB”) 500,000. The Company maintains cash and deposits in excess of the amount protected by DIS and in the event of bankruptcy of one of these financial institutions, the Company may be unable to claim its deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the creditworthiness of these financial institutions. As of December 31, 2022 and 2021, the Company had cash of $23.5 million and $26.1 million and long-term certificates of deposit of $7.4 million and nil, respectively.

Accounts receivable are typically unsecured and are derived from product sales. The Company manages credit risk related to the accounts receivable through ongoing monitoring of outstanding balances and limiting the amount of credit extended based upon payment history and creditworthiness. Historically, the Company has collected receivables from customers within the credit terms with no significant credit losses incurred.

Concentration of Customer Risk
For the years ended December 31, 2022 and 2021, one customer accounted for approximately 45.1% and 53.7%, of accounts receivable, respectively. For the year ended December 31, 2022, three customers accounted for approximately 47.7%, 11.6%, and 10.8% of total revenue. For the year ended December 31, 2021, three customers accounted for approximately 48.0%, 10.9%, and 10.9% of total revenue. All customers are located in mainland China.

Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amounts of certain of the Company’s financial instruments, including cash, accounts and note receivables, net and accounts payable, approximate their fair value due to their short maturities.

Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy requires that an entity maximize the use of observable inputs when estimating fair value. The fair value hierarchy includes the following three-level classification which is based on the market observability of the inputs used for estimating the fair value of the assets or liabilities being measured:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –
Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Long-term Certificates of Deposit

The long-term certificates of deposit were issued by China Merchants Bank and will mature in February 2025. Certificates of deposit are accounted for at amortized cost with no adjustments for changes in fair value. Premiums and discounts, if any, are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method. The Company recorded no allowance for credit losses associated with the certificates of deposit as of December 31, 2022.

Accounts and Note Receivables, Net

The Company recognizes a receivable when it has an unconditional right to payment, which represents the amount the Company expects to collect in a transaction. The Company’s trading terms with its customers are mainly on credit, and the credit period is usually within 3 months. Accounts and note receivables are recorded at net realizable value. The allowance for credit losses is determined by management’s best estimate of expected credit losses of the receivables based on historical data, current information, and future economic forecasts. Receivables are grouped into asset pools based on delinquency status and customer type, with fixed reserve percentages set for each pool. The reserve percentages are determined by considering factors such as historical experience with customers, regulatory and legal environments, and other relevant current and future macroeconomic factors.

Accounts and note receivables, net, consisted of the following at the dates indicated (in thousands):

	December 31,
	2022	2021
Accounts receivable	$15,738	$10,117
Note receivable	1,522	389
Allowance for credit losses	(124)	(70)
Accounts and note receivables, net	$17,136	$10,436

Changes in the allowance for credit losses as of December 31, 2022 and 2021 consisted of the following (in thousands):

	2022	2021
Balance, beginning of year	$(70)	$(28)
Provision for allowance for credit losses	(62)	(41)
Foreign currency translation adjustments	8	(1)
Balance, end of year	$(124)	$(70)

Inventories, Net

Inventories, consisting of raw materials, work in progress, and finished goods, are valued at the lower of cost or net realizable value with cost being determined on the first-in, first-out method. The Company will record a write-down to its net realizable value in cost of sales in the periods that the decline in value is first identified. Average cost of work in progress and finished goods consists primarily of material, labor and manufacturing overhead expenses (including fixed production-overhead costs) and includes the services and products of third-party suppliers. Net realizable value is based on estimated selling prices less any estimated costs to be incurred to completion and disposal. The Company also regularly monitors inventory quantities on hand and in transit, and reserves for excess and obsolete inventories using estimates based on historical experience, historical and projected sales trends, specific categories of inventory, and expiration and age of on-hand inventory. Inventories presented in the consolidated balance sheets are net of reserves for excess and obsolete inventory. If actual conditions or product demands are less favorable than assumptions, additional inventory reserves may be required.

Property and Equipment, Net

Property and equipment, except for construction-in-progress, are stated at cost less accumulated depreciation and any impairment losses. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property and equipment that have been put into operation, such as repairs and maintenance, is normally charged to profit or loss in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalized in the carrying amount of the asset as a replacement. Where significant parts of property and equipment are required to be replaced at intervals, the Company recognizes such parts as individual assets with specific useful lives and depreciates them accordingly.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Buildings	20 to 30 years
Leasehold improvement	Shorter of the estimated useful life or the term of the lease
Machinery and electronic devices	3 to 10 years
Furniture and fixtures	3 to 5 years
Motor vehicles	3 to 5 years

Where parts of an item of property and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately.

An item of property and equipment including any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. The difference between the net sales proceeds and the carrying amount of the asset is recorded as gain or loss in profit or loss in the reporting period the relevant asset is derecognized.

Construction in progress represents a building under construction or machinery not yet put into operation, which is stated at cost less any impairment losses, if applicable, and is not depreciated. Cost comprises the direct costs of construction and machinery, and capitalized borrowing costs on related funds borrowed during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

Property and equipment is reviewed for impairment when events or circumstances exist which suggest that the carrying amount of the asset group may not be recoverable.

Intangible Assets, Net

Intangible assets acquired separately are measured upon initial recognition at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives, consisting primarily of patents, technological know-how and computer software, are subsequently amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

Patents and Technological Know-how
Patents and technological know-how that have finite useful lives are stated at cost less any impairment losses and are amortized on a basis that best reflects how their economic benefits are utilized or on the straight-line basis, if not materially different from actual utilization, over their estimated useful life of 10 to 20 years.

Computer Software
Purchased computer software is stated at cost less any impairment losses and is amortized on the straight-line basis over its estimated useful life of 2 to 3 years.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease based on the unique facts and circumstances present. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on the accompanying consolidated balance sheets. Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the expected lease term at commencement date or the lease modification date, if applicable. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Certain adjustments to the ROU assets may be required for items such as initial direct costs paid or incentives received.

The Company determines the expected lease term as the noncancelable period of the lease and may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the consolidated balance sheets. The Company recognizes lease expense for these short-term leases on a straight-line basis over the lease term. The Company’s leases do not contain any residual value guarantees.

The Company has elected to combine lease and non-lease components as a single component. The lease expense for minimum lease payments is recognized over the expected term on a straight-line basis. Variable lease payments, which are primarily comprised of property maintenance, taxes, and other payments based on usage, are recognized when the expense is incurred.

Land Use Rights, Net

All land in mainland China is subject to government or collective ownership, and land use rights can be purchased for a specified period of time. The purchase price of land use rights represents the operating lease prepayments under Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”) and is recorded as land use rights, net asset on the consolidated balance sheets, which is amortized over the remaining lease term.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, finite-lived intangible assets, ROU assets and land use rights, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the asset group level, i.e., the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts of an asset group to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such a review indicates that the carrying amount of the asset group is not recoverable, an impairment loss shall be measured as the amount by which the carrying amount of an asset group exceeds its fair value. Any impairment loss is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts of those assets, except that the carrying amount of an individual asset shall not be reduced below its fair value. Calculating the fair value of the assets involves significant estimates and assumptions. These estimates and assumptions include, among others, projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and the determination of appropriate market comparables. Changes in these factors and assumptions used can materially affect the amount of impairment loss recognized in the period the asset was considered impaired. The Company did not record any impairment of long-lived assets as of December 31, 2022 and 2021.

Income Tax Expense

Income taxes are recorded using the liability method, under which deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are recorded against deferred tax assets, including net operating losses and tax credits, when it is determined it is more-likely-than-not that some or all of the tax benefits will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

Interest and penalties related to unrecognized tax benefits, if any, are recorded as a component of income tax expense.

Revenue Recognition

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers, whereby revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. A five-step model is used to achieve the core principle: (1) identify the customer contract, (2) identify the contract’s performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when or as a performance obligation is satisfied. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

(a) Sale of Pharmaceutical Products

The Company mainly sells its pharmaceutical products to distributors in mainland China, who ultimately sell the products to hospitals, other medical institutions and pharmacies. Revenue from the sale of pharmaceutical products is recognized at the point in time when control of the product is transferred to the customer, generally upon completion of quality inspection by the distributor after delivery of the pharmaceutical products.

The Company records revenue for product sales, net of estimated product returns. Customers have limited return rights related only to the product damage or defect identified upon delivery of the product. The Company estimates the amount of product sales that may be returned and records the estimate as a reduction of revenue and a refund liability in the period the related product revenue is recognized. To date, actual returns have not differed materially from the Company’s estimates.

Rebates are offered to distributors, consistent with pharmaceutical industry practices. The estimated amounts of unpaid or unbilled rebates are recorded as a reduction of revenue, if any. Estimated rebates are determined based on contracted rates and sales volumes and, to a lesser extent, distributor inventories. The Company regularly reviews the information related to these estimates and adjusts the amounts accordingly. The Company uses the expected value method to estimate the amount of consideration to which it will be entitled.

The requirements on constraining estimates of variable consideration, i.e., when it is probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved, are applied and the expected future rebates are deducted from the trade receivables from the customers.

The Company has applied the practical expedients under ASC 606 with regard to assessment of financing component and concluded that there is no significant financing component given that the period between delivery of goods and payment is generally one year or less.

(b) License of Intellectual Property

Revenue from a license agreement is recognized at a point in time when the control of the right to use the license is transferred to the customer.

Development or regulatory milestone payments, which are included in the transaction price to the extent that it is probable that a significant reversal of accumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. Milestone payments that are not within the control of the Company, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluate the probability of achievement of any milestones, and if necessary, adjust its estimated transaction price on a cumulative catch-up basis.

The Company did not recognize any contract assets as of December 31, 2022 and 2021.

Deferred Revenue

Deferred revenue is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before the Company transfers the related goods or services. Deferred revenue is recognized as revenue when the Company performs under the contract (i.e., transfers control of the related goods or services to the customer). As of December 31, 2022, the Company’s deferred revenue balance was $0.9 million. Deferred revenue was $1.0 million as of December 31, 2021 which has been recognized as revenue during the year ended December 31, 2022.

Cost of Revenue

Cost of revenue mainly consists of cost of sales representing direct and indirect costs incurred to bring the product to saleable condition. Cost of sales primarily consists of (i) raw material costs; (ii) staff costs for production employees; (iii) depreciation and amortization related to property and equipment and intangible assets used in production; (iv) taxes and surcharges; (v) transportation costs; and (vi) miscellaneous other costs.

Stock-Based Compensation

The Company measures the cost of employee, non-employee and director services received in exchange for an award of equity instruments based on the fair value of the award on the date of grant. For equity awards that only contain service conditions, the Company recognizes the related expense over the period during which the employee, non-employee or director is required to provide service in exchange for the award on a straight-line basis. The estimated fair value of equity awards that contain performance conditions is expensed over the term of the award once the Company has determined that it is probable that performance conditions will be satisfied. The cost is recognized with a corresponding increase in equity.

Determining the fair value of stock-based awards at the grant date requires judgment. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by the Company’s assumptions regarding a number of variables including the fair value of its common stock, its expected common stock price volatility over the expected life of the options, expected term of the stock option, risk-free interest rates and expected dividends. The Company elected to account for forfeitures when they occur.

For awards that do not ultimately vest because non-market performance or service conditions have not been met, no expense is recognized. Where awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and service conditions are satisfied.

Where the terms of an equity award are modified, a minimum expense is recognized as if the terms had not been modified if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the stock-based payments or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the Company or the employee are not met. However, if a new award is substituted for the cancelled award and is designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Research and Development Expenses

Research and development costs are expensed as incurred. Nonrefundable advance payments for goods or services used in research and development are initially deferred and capitalized in prepaid and other current assets. The capitalized amounts are then expensed as the related goods are delivered or services are performed, or until it is no longer expected that the goods or services will be delivered. Research and development costs consist of payroll and other personnel-related expenses, laboratory supplies and reagents, contract research and development services, materials, and consulting costs, as well as allocations of facilities and other overhead costs.

Selling and Marketing Expenses

Selling and marketing expenses primarily relate to sales of ETUARY and consist of conference expenses incurred from hosting academic conferences, seminars and symposia; promotional expenses associated with market education on ETUARY for its use in hospitals; and staff costs primarily consisting of salaries and benefits for in-house marketing and promotion staff.

General and Administrative Expenses

General and administrative expenses consist of (i) accounting, IT, legal, administrative, and other internal service staff costs; (ii) stock-based compensation representing share options granted to its functional employees; (iii) professional service fees, primarily for legal and accounting services; and (iv) other miscellaneous expenses.

Government Grants

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the costs, for which it is intended to compensate, are expensed. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to profit or loss over the expected useful life of the relevant asset by equal annual installments or deducted from the carrying amount of the asset and released to profit or loss by way of a reduced depreciation charge. Grant income is included within other income in the consolidated statements of operations and comprehensive (loss) income.

Interest Income

Interest income is recognized on an accrual basis using the effective interest method by applying the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Comprehensive Income (Loss)

The Company is required to report all components of comprehensive income (loss), including net income (loss), in the accompanying consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including net income, unrealized gains and losses on investments and foreign currency translation adjustments.

Foreign Currency Translation and Remeasurement

The functional currency of BC is Renminbi (“RMB”). Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive (loss) income, consolidated statements of stockholders’ equity and consolidated statements of cash flows from RMB into the US$ as of and for the years ended December 31, 2022 and 2021 are solely for the convenience of the readers.

Assets and liabilities are translated at foreign exchange rates on the balance sheet date. Equity amounts are translated at historical exchange rates. Revenue and expenses are translated at the average foreign exchange rates. The effects of these translation adjustments are reported within accumulated other comprehensive income in the consolidated balance sheets and consolidated statements of stockholders’ equity, with the translation gain (loss) shown as a separate component of other comprehensive income (loss) in the accompanying consolidated statements of operations and comprehensive (loss) income. During the year ended December 31, 2022, the Company had translation loss of $4.9 million. During the year ended December 31, 2021, the Company had translation gain of $1.0 million.

Foreign currency gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included within other income (expense), net in the consolidated statements of operations and comprehensive (loss) income. The foreign currency transaction gains or losses for the years ended December 31, 2022 and 2021 were immaterial.

Foreign Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. 100% of the Company’s cash and long-term certificates of deposit as of December 31, 2022, in aggregate amounts of ¥163.4 million and ¥51.5 million, respectively, were denominated in RMB. 100% of the Company’s cash of ¥166.3 million as of December 31, 2021 was denominated in RMB.

Accounting Pronouncements Recently Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter of 2017. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for one year and permits early adoption as early as the original effective date of ASU 2014-09. The new revenue standard may be applied retrospectively to each prior period presented (“full retrospective method) or retrospectively with the cumulative effect recognized as of the date of adoption (“modified retrospective method”). The Company applied the modified retrospective method to those contracts that are not completed contracts on January 1, 2018 upon adoption of ASU 2014-09. Results for reporting periods beginning after January 1, 2018 are presented under the new revenue recognition, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605. The adoption of new revenue standard did not impact retained earnings as of January 1, 2018. There are no changes between the reported results under Topic 606 and those have been reported under legacy US GAAP.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about an entity’s expected credit losses on financial instruments and other commitments to extend credit at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology currently used today with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to develop credit loss estimates. The Company elected to early adopt ASC 326 using the modified retrospective transition method from January 1, 2020. The adoption of this ASU did not have any material impact on the Company’s consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832) — Disclosures by Business Entities about Government Assistance. The amendments in this ASU require disclosures about transactions with a government that have been accounted for by analogizing to a grant or contribution accounting model to increase transparency about (1) the types of transactions, (2) the accounting for the transactions, and (3) the effect of the transactions on an entity’s financial statements. The amendments in this ASU are effective for all entities within their scope for financial statements issued for annual periods beginning after December 15, 2021. The Company adopted this standard as of January 1, 2022. The adoption of this ASU did not have any material impact on the Company’s consolidated financial statements.

3.	Balance Sheet Components

Inventories, net

Inventories, net of reserves of $9,000 and $52,000 as of December 31, 2022 and 2021, respectively, consisted of the following components (in thousands):

	December 31,
	2022	2021
Raw materials	$1,056	$771
Work in progress	3,667	3,647
Finished goods	1,399	1,300
Inventories, net	$6,122	$5,718

The provision for inventory and write-downs for the years ended December 31, 2022 and 2021 were immaterial.

Accrued expenses and other current liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Accrued payroll and welfare	$5,038	$4,289
Supplier reimbursement	2,474	864
Employee reimbursement	646	619
Accrued expenses - research and development	158	50
Deferred government grants	22	24
Accrued expenses - selling expenses	13	218
Other accrued liabilities	162	634
Accrued expenses and other current liabilities	$8,513	$6,698

Deferred government grants

Deferred government grants represent funds provided by the government for research and development, construction of new facilities, or improvement of existing production facilities. The amount of deferred government grants as of December 31, 2022 is net of the amount recognized as government grant income. During the years ended December 31, 2022 and 2021, the Company received $0.8 million and $0.1 million government grants, respectively. During the years ended December 31, 2022 and 2021, the Company recognized $0.9 million and $0.2 million of government grant income within other income in the consolidated statements of operations and comprehensive (loss) income, respectively.

In addition, during the year ended December 31, 2021, the Company refunded $0.2 million government grant received in prior years to government authority.

Summarized below are deferred government grants as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Government grants for property and equipment, included in accrued expenses and other current liabilities	$22	$24
Current deferred government grants	22	24
Government grants for property and equipment	118	153
Non-current deferred government grants	118	153
Total deferred government grants	$140	$177

Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2022	2021
Buildings	$10,837	$11,633
Construction in progress	4,851	870
Machinery and electronic devices	4,880	4,223
Furniture and fixtures	631	620
Leasehold improvement	334	355
Motor vehicles	174	190
Property and equipment, gross	21,707	17,891
Less: Accumulated depreciation	(3,998)	(3,422)
Property and equipment, net	$17,709	$14,469

Depreciation expense was $0.9 million for each of the years ended December 31, 2022 and 2021, respectively.

4.	Intangible Assets

The gross carrying amounts and accumulated amortization of the Company’s intangible assets with determinable lives as of December 31, 2022 and 2021 were as follows (in thousands):

	December 31, 2022
	Gross carrying amount	Accumulated amortization	Intangible assets, net
Intangible assets with finite lives:
Patents	$1,496	$(1,372)	$124
Technological know-how	438	(277)	161
Computer software	104	(92)	12
Total intangible assets with finite lives	$2,038	$(1,741)	$297

	December 31, 2021
	Gross carrying amount	Accumulated amortization	Intangible assets, net
Intangible assets with finite lives:
Patents	$1,635	$(1,334)	$301
Technological know-how	477	(282)	195
Computer software	99	(91)	8
Total intangible assets	$2,211	$(1,707)	$504

Intangible assets are carried at cost less accumulated amortization and impairment, if applicable, and the amortization expense is recorded in operating expenses. The weighted average amortization period for the intangible assets as of December 31, 2022 is 4.4 years.

Amortization expense was $0.2 million for each of the years ended December 31, 2022, and 2021, respectively. Based on finite-lived intangible assets recorded as of December 31, 2022, the estimated future amortization expense for the next five years is as follows (in thousands):

Estimated Amortization Expense
2023	$144
2024	21
2025	21
2026	21
2027	20
Thereafter	70
Total	$297

5.	Revenue

The Company’s product revenues were mainly generated from the sale of ETUARY (pirfenidone capsule). Sales of ETUARY accounted for 96.9% and 98.1% of total revenue for the years ended on December 31, 2022 and 2021, respectively.

Sales of Pharmaceutical Products

The Company generates revenue mostly through sales of ETUARY and certain generic drugs. The distributors were Company’s direct customers, and sales to distributors accounted for 100% of revenue from ETUARY. The distributors sell ETUARY to the outlets, including hospitals and other medical institutions as well as pharmacies.

Product returns to date have not been significant and the Company has not considered it necessary to record a reserve for product returns. The Company’s product revenues were recognized at a point in time when the underlying product was delivered to the customer, which was when the customer obtained control of the product. Revenue from sales of pharmaceutical products was $100.9 million and $88.3 million for the years ended December 31, 2022 and 2021, respectively. All sales are generated in mainland China.

License of Intellectual Property

Revenue from licensing intellectual property is recognized when the control of the right to use of the license is transferred to the customer. Milestone payments, which are included in the transaction price to the extent that it is highly probable that a significant reversal of accumulative revenue recognized will not occur, represent a form of variable consideration, which is recognized as revenue when the uncertainty associated with the variable consideration is subsequently resolved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered highly probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. Milestone payments that are not within the control of the Company, such as regulatory approvals, are not considered highly probable of being achieved until those approvals are received.

The Company’s sales by product categories for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Sales of Pharmaceutical Products	$100,876	$88,324
License of Intellectual Property	1,414	93
Total	$102,290	$88,417

6.	Stockholders’ Equity

Restricted Net Assets

Under PRC laws and regulations, BC is subject to restrictions on foreign exchange and cross-border cash transfers, including to parent companies and U.S. shareholders. The ability to distribute earnings to the parent companies and U.S. shareholders is also limited. Current PRC regulations permit BC to pay dividends to BJC only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. Amounts restricted include paid-in capital and the statutory reserves of BC. The aggregate amounts of restricted capital and statutory reserves, which represented the amount of net assets of the relevant subsidiaries not available for distribution were $61.5 million and $45.9 million as of December 31, 2022 and 2021, respectively.

Statutory Reserve

BC is required to set aside at least 10% of its after-tax profits as the statutory reserve fund until the cumulative amount of the statutory reserve fund reaches 50% or more of its registered capital, if any, to fund its statutory reserves, which are not available for distribution as cash dividends. At the Company’s discretion, the Company may allocate a portion of after-tax profits based on PRC accounting standards to a discretionary reserve fund.

Appropriations to these reserves by BC were $2.2 million and $2.3 million for the years ended December 31, 2022 and 2021, respectively.

7.	Stock-Based Compensation

BC 2021 Stock Incentive Plan

In February 2021, the board of directors of the Company approved the 2021 Stock Incentive Plan (the “2021 Plan”) to grant options to certain employees and consultants of BC. Pursuant to the 2021 Plan, the Company was authorized to issue a maximum aggregate of 9,197,685 shares of common stock of the Company.

The 2021 Plan had a contractual term of seven years. Options granted under the 2021 Plan were accounted for as equity awards and subject to service condition and certain specified performance targets. In addition, they would not be exercisable until the closing of an initial public offering (“IPO”) and after the applicable lock-up periods post-IPO. In December 2021, the board of directors of BC approved to amend the 2021 Plan. This amendment removed the exercise condition related to the closing of an IPO. Following this change, the Company recorded compensation cost based on the modified terms, using the fair-value-based measure as of the modification date. As a result of the modification, the total incremental stock-based compensation was estimated to be $14.0 million which was recognized over 0.8 years.

The Company granted nil and 9,197,685 share options to certain employees and consultants of the Company during the years ended December 31, 2022 and 2021, respectively.

The Company recognized stock-based compensation of $13.4 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively.

The following summarizes activity related to the Company’s stock options for the year ended December 31, 2022:

	Outstanding Stock Options	Weighted average exercise price per share	Weighted-average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	9,197,685	$1.54	6.1	$13,842
Forfeited	(2,555)	$1.46
Outstanding at December 31, 2022	9,195,130	$1.41	5.1	$12,667

All outstanding options were vested and exercisable as of December 31, 2022.

Valuation Assumptions

The fair value of share options was estimated as at the date of grant using the Black-Scholes option-pricing formula, taking into account the terms and conditions upon which the options were granted. The Company uses the following assumptions for estimating fair value of option grants:

Fair Value of Common Stock – The grant date fair market value of the shares of BC common stock underlying the options has historically been determined by BC’s management. Because there has been no public market for BC’s common stock, BC’s management exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include contemporaneous valuations performed by an independent third-party, important developments in BC’s operations, lack of marketability of its common stock, actual operating results, financial performance, the progress of clinical development, the likelihood of achieving a liquidity event for BC’s security holders, the trends, development and conditions in the life sciences and biotechnology sectors, the economy in general, the stock price performance and volatility of comparable public companies.

Expected Volatility – Volatility is a measure of the amount by which the Company’s share price has historically fluctuated or is expected to fluctuate (i.e., expected volatility) during a period. Due to the lack of history of a public market for the trading of the Company’s common stock and a lack of adequate company-specific historical and implied volatility data, volatility has been estimated and based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, the Company has selected companies with comparable characteristics, including enterprise value, risk profiles, and position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards.

Expected Term – This is the period of time during which the options are expected to remain unexercised. The expected term of options granted is determined based on the simplified method due to the Company’s limited operating history.

Risk-Free Interest Rate – Risk free interest rate used for options was estimated based on the yield to maturity of China government bonds with maturity term close to expected term of the options.

Expected Forfeiture Rate – Forfeitures are recognized as they occur.

The following weighted-average assumptions were used to calculate the fair value of awards granted to employees, non-employees and directors:

Year Ended December 31,
2021
Expected volatility (%)	41.49 - 42.77
Historical volatility (%)	41.49 - 42.77
Risk-free interest rate (%)	2.68 - 2.79
Expected option life (in years)	1.8 - 2.8
Expected dividend yield (%)	—
Weighted average share price of the Company (USD per share)	$3.04

The compensation cost that has been included in the Company’s consolidated statements of operations for all stock-based compensation arrangements is detailed as follows (in thousands):

	Year Ended December 31,
	2022	2021
Cost of revenue	$249	$12
Selling and marketing	1,643	77
Research and development	2,301	108
General and administrative	9,173	431
Total	$13,366	$628

As of December 31, 2022, there were no unrecognized compensation costs related to unvested options.

8.	Leases

Operating leases
The Company’s corporate headquarters, a 968 square meter office space, is situated in Beijing, China, with a lease expiring in June 2024. Additionally, a laboratory center spanning approximately 640 square meters is leased in Shanghai, China, with the lease set to expire in November 2023. In 2022, the Company secured a new lease for an office space of approximately 180 square meters in Zhengzhou, China.

The Company also has multiple short-term leased properties used as offices and employee dormitories. The Company recorded a total of $52,000 and $48,000 short-term rent expenses during the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the Company recorded an aggregate ROU asset of $0.7 million and an aggregate lease liability of $0.6 million in the accompanying consolidated balance sheets.

Rent expense related to operating leases was $0.5 million for each of the years ended December 31, 2022 and 2021, respectively. Variable lease payments for the years ended December 31, 2022 and 2021 were immaterial.

Supplemental quantitative information related to leases includes the following:

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities (in thousands):
Operating cash flows from operating lease	$517	$480

	December 31,
	2022	2021
Weighted-average remaining lease term	1.5 years	2.4 years
Weighted-average discount rate	4.75%	4.75%

As of December 31, 2022, undiscounted future minimum payments under the Company’s operating leases were as follows (in thousands):

2023	$511
2024	123
Thereafter	—
Total undiscounted lease payments	634
Less: imputed interest	(21)
Total lease liabilities	613
Less current portion of lease liabilities	(492)
Lease liabilities, net of current portion	$121

The Company is required to maintain security deposits of $0.1 million in connection with various leases, which amounts are included in other assets, noncurrent on the Company's consolidated balance sheets.

Land use rights
As of December 31, 2022, the Company held land use rights for two land parcels in Beijing’s Shunyi District, expiring in 2053, and in Cangzhou, Hebei Province, expiring from 2067 to 2071. These parcels, with a combined area of approximately 66,559 square meters, are utilized as manufacturing facilities. As of December 31, 2022, the aggregate recorded land use rights, net asset for these parcels was $1.6 million.

9.	Commitments and Contingencies

Litigation and Legal Matters

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s consolidated financial statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its consolidated financial statements.

Purchasing Commitments

Property and Equipment
The Company’s commitments related to purchase of property and equipment contracted but not yet reflected in the consolidated financial statements were $5.9 million as of December 31, 2022 and were expected to be incurred within one year.

F351
Under the F351 Transfer Agreement (see Note 11), in exchange for the intellectual property rights, BC is obligated to pay GNI $4.8 million upon submission of the F351 New Drug Application (the “NDA”) to Center for Drug Evaluation of the National Medical Products Administration (the “NMPA”) of China, $1.2 million after the NDA passes the NMPA’s Center for Food and Drug Review and Inspection’s on-site registration inspection for the F351 product, and $7.2 million upon NMPA’s approval of the NDA.

Research and Development Programs
In addition to the F351 program, as of December 31, 2022, the Company has committed to allocate $17.7 million toward future research and development activities for various programs.

Indemnifications

In the normal course of business, the Company enters into agreements that indemnify others for certain liabilities that may arise in connection with a transaction or certain events and activities. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, the Company may be required to reimburse the loss. These indemnifications are generally subject to various restrictions and limitations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations.

10.	Income Taxes

The PRC’s statutory income tax rate is 25%. The Company’s PRC subsidiaries are subject to income tax at 25% unless otherwise specified.

The Company was recognized by Beijing provincial government as a high and new technology enterprise in 2013 and the latest renewal of its qualification was obtained in 2022, which entitled the Company to enjoy a preferential income tax rate of 15% for a period of three years from 2022 to 2024.

Income tax expense for the years ended December 31, 2022 and 2021 represents current income tax expense and deferred income tax benefit (in thousands):

	Year Ended December 31,
	2022	2021
Current income tax expense - PRC	$5,938	$6,245
Deferred income tax benefit - PRC	(750)	(997)
Total income tax expense	$5,188	$5,248

The effective income tax rate based on income tax expense and earnings before income taxes reported in the consolidated statements of operations and comprehensive (loss) income differs from the PRC statutory income tax rate of 25% due to the following:

	Year Ended December 31,
	2022	2021
	(in percentage to earnings before income tax expense)
PRC statutory income tax rate	25.0%	25.0%
Non-deductible expenses:
Donation	24.6%	12.0%
Stock-based compensation	21.0%	0.4%
Others	4.6%	2.0%
Effect of PRC preferential tax rate	(10.0)%	(10.0)%
Bonus deduction on research and development expenses	(12.0)%	(4.9)%
Effective tax rate	53.2%	24.5%

The PRC tax rate has been used because the majority of the Company’s consolidated pre-tax earnings arise in the PRC.

As of December 31, 2022 and 2021, significant temporary differences between the tax basis and financial statement basis of assets and liabilities that gave rise to deferred taxes were principally related to the following (in thousands):

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Accrued expenses	$183	$263
Intangible assets	3,428	3,038
Other non-current assets	414	203
Deferred income tax assets before valuation allowance	4,025	3,504
Less: valuation allowance	—	—
Net deferred tax assets:	4,025	3,504
Deferred tax liabilities:
Property and equipment	(94)	—
Net deferred tax liabilities:	(94)	—

Classification on consolidated balance sheets:
Deferred tax assets
Deferred income tax assets, included in other non-current assets	$3,931	$3,504

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards are utilized. Management considers the scheduled reversal of deferred income tax liabilities (including the impact of available carryforwards periods), projected future taxable income, and tax planning strategies in making this assessment.

The Company had no tax loss carry forwards as of December 31, 2022 and 2021. No valuation allowances were provided as of December 31, 2022 and 2021, respectively.

For each of the years ended December 31, 2022 and 2021, the Company did not have any unrecognized tax benefits, and therefore no interest or penalties related to unrecognized tax benefits were accrued. The Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

The Company files income tax returns in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent.

11.	Related Party Transactions

F351 Transfer Agreement
In September 2020, BC entered into an intellectual property (the “IP”) transfer agreement (the “F351 Transfer Agreement”) with GNI Japan and certain of its wholly owned subsidiaries, or GNI. According to the F351 Transfer Agreement, BC acquired the exclusive right to use Hydronidone (the “F351”) IP rights in mainland China and the right of first offer for the global IP rights. Pursuant to the F351 Transfer Agreement, the Company paid $8.9 million and $2.6 million to GNI during the years ended December 31, 2020 and December 21, 2021, respectively, as part of the consideration. These payments were recorded as research and development expenses in the consolidated statements of operations and comprehensive (loss) income in accordance with US GAAP.

Research and development with GNI
During each of the years ended December 31, 2022 and 2021, the Company paid $0.2 million as research and development fees to GNI.

As of December 31, 2022, the Company had a $0.1 million payable to GNI.

12.	Earnings Per Share

The following table sets forth the reconciliation of basic and diluted earnings per share for the years ended December 31, 2022 and 2021 (in thousands except share and per share data):

	Year Ended December 31,
	2022	2021
Numerator:
Net income attributable to common stockholders, basic and diluted	$4,572	$16,205
Denominator:
Weighted average basic common shares outstanding	61,317,900	61,317,900
Effect of dilutive common stock options	6,529,654	5,393,307
Weighted average diluted common shares outstanding	67,847,554	66,711,207

Net income per common share:
Basic	$0.07	$0.26
Diluted	$0.07	$0.24

13.	Employee Benefit Plans

Mainland China Contribution Plan

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The contributions are charged to profit or loss as they become payable. The total contributions for such employee benefits were $3.6 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively.

14.	Subsequent Events

On October 30, 2023, GNI and Catalyst completed the transactions under the Business Combination Agreement (the “Closing”), as discussed in Note 1. Immediately prior to the Closing, Catalyst effected a 1-for-15 reverse stock split and changed its name to “Gyre Therapeutics, Inc.” (“Gyre”). Pursuant to the Business Combination Agreement and after giving effect to the 1-for-15 reverse stock split, i) GNI contributed 100% of the equity ownership in CPI, direct and indirect, in exchange for 63,588,119 shares of Gyre common stock (the “GNI Contributions”) and ii) each minority holder contributed 100% of the interest he or she held in the Company in exchange for an aggregate of 10,463,627 shares of Gyre common stock (the “Minority Holder Contributions”). On October 31, 2023, Gyre common stock commenced trading on the Nasdaq Capital Market, on a post-reverse stock split adjusted basis, under the new ticker symbol “GYRE”.

As a result of the GNI Contributions, prior to the Minority Holder Contributions, Gyre holds a 55.97% indirect interest in the Company. Upon completion of the Minority Holder Contributions, Gyre obtained additional indirect interests in BC and holds, in aggregate, a 65.18 % indirect interest in the Company. As a result, the Company became a majority-owned subsidiary of Gyre.

Upon the Closing, BC terminated the 2021 Plan and the options outstanding (the “BC options”) under the 2021 Plan were terminated and replaced with options granted under the Gyre 2023 Omnibus Incentive Plan that are substantially similar in all material respects to the BC Options previously outstanding under the 2021 Plan.